The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these notes and it is not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated June 25, 2021.

Preliminary Pricing Supplement No. J1306 To Product Supplement No. I–A dated June 18, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 June 25, 2021
Structured Investments	Credit Suisse $ Buffered Contingent Coupon Autocallable Yield Notes due December 30, 2022 Linked to the Performance of the Lowest Performing of Three Underlyings
•	The securities, which we refer to as the “notes,” do not guarantee any return of principal at maturity and do not provide for the regular payment of interest. Any payment on the notes is subject to our ability to pay our obligations as they become due.
•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of any Underlying and (ii) lose some or all of their investment if the Final Level of the Lowest Performing Underlying is less than its Buffer Level.
•	If these notes have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $18.75 per $1,000 principal amount of notes and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. If a Coupon Barrier Event has occurred on an Observation Date, you will not receive the contingent coupon for such Observation Date on the immediately following Contingent Coupon Payment Date. Contingent coupons should not be viewed as ordinary periodic interest payments.
•	If an Autocall Event occurs, the notes will be automatically redeemed and you will receive a cash payment equal to $1,000 per principal amount of the notes you hold and the contingent coupon payable on the immediately following Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. No further payments will be made following an Automatic Redemption.
•	If the Final Level of the Lowest Performing Underlying is less than its Buffer Level, investors will lose 1.3333% of their principal for every 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level beyond its Buffer Level. You could lose your entire investment, excluding contingent coupons, if any, on the notes.
•	Senior unsecured obligations of Credit Suisse AG, acting through its London branch, maturing December 30, 2022.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The offering price for the notes is expected to be determined on or about June 25, 2021 (the “Pricing Date”), and the notes are expected to settle on or about June 30, 2021 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.
•	The notes will not be listed on any securities exchange.

Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 10 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts will pay a purchase price of $990 per note, and the placement agents with respect to sales made to such accounts will forgo any discounts and commissions.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forgo discounts and commissions for sales to fiduciary accounts. The total discounts and commissions represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive discounts and commissions from Credit Suisse or one of our affiliates that will not exceed $10 per $1,000 principal amount of notes. For more information, see “Supplemental Plan of Distribution” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the notes on the Pricing Date will be between $950 and $990 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our “internal funding rate”)), which is less than the Price to Public listed above. This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Pricing Date. See “Selected Risk Considerations” in this pricing supplement.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

J.P. Morgan

Placement Agent

June   , 2021

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Reference Share Issuer:	For the American Depositary Shares of BP p.l.c., the issuer of the ordinary shares of BP p.l.c. and for each other Underlying, the issuer of such Underlying.
Underlyings:	The notes are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Coupon Barrier Level, Buffer Level and Relevant Exchange:
Underlying	Ticker	Initial Level	Coupon Barrier Level	Buffer Level	Relevant Exchange
American Depositary Shares of BP p.l.c., each representing six ordinary shares of BP p.l.c. (the “BP ADSs”)	BP UN <Equity>	$27.32	$20.49 (75% of Initial Level)	$20.49 (75% of Initial Level)	New York Stock Exchange
A ordinary shares of Royal Dutch Shell plc	RDSA NA <Equity>	€17.434	€13.076 (Approximately 75% of Initial Level)	€13.076 (Approximately 75% of Initial Level)	Euronext Amsterdam
Shares of TotalEnergies SE	TTE FP <Equity>	€40.255	€30.191 (Approximately 75% of Initial Level)	€30.191 (Approximately 75% of Initial Level)	Euronext Paris
Contingent Coupons:	If these notes have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $18.75 per $1,000 principal amount of notes and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. If a Coupon Barrier Event has occurred on an Observation Date, you will not receive the contingent coupon for such Observation Date on the immediately following Contingent Coupon Payment Date. If any Contingent Coupon Payment Date is not a business day, the contingent coupon, if any, will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any contingent coupon will not be adjusted with respect to any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. No contingent coupons will be payable following an Automatic Redemption. Contingent coupons, if any, will be payable on the applicable Contingent Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date, provided that the contingent coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.
Coupon Barrier Event:	A Coupon Barrier Event will occur if, on any Observation Date, the Observation Level of any Underlying applicable to such Observation Date is less than its Coupon Barrier Level.
Observation Level:	For each Autocall Observation Date and each Observation Date, excluding the Valuation Date, the Observation Level for each Underlying will equal the closing level of such Underlying on such Autocall Observation Date or Observation Date, as applicable. For the Valuation Date, the Observation Level for each Underlying will equal the Final Level of such Underlying.
Redemption Amount:	If these notes have not been previously automatically redeemed, at maturity, the Redemption Amount you will receive will depend on the individual performance of each Underlying. For each $1,000 principal amount of notes, the Redemption Amount will be determined as follows:
• If the Final Level of the Lowest Performing Underlying is less than its Buffer Level, $1,000 multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be exposed on a leveraged basis to the decline in the Lowest Performing Underlying and will receive less than the principal amount of your notes at maturity. You could lose your entire investment, excluding contingent coupons, if any, on the notes.
• If the Final Level of the Lowest Performing Underlying is greater than or equal to its Buffer Level, $1,000. Therefore, you will not participate in any appreciation of any Underlying.
Any payment on the notes is subject to our ability to pay our obligations as they become due.

Underlying Return:	For each Underlying, an amount calculated as follows:
Downside Leverage Factor × [	Final Level – Initial Level Initial Level	+ Buffer Amount ]
Buffer Amount:	25%
Downside Leverage Factor:	The quotient of the Initial Level and the Buffer Level, which equals approximately 133.33%.
Automatic Redemption:	If an Autocall Event occurs, the notes will be automatically redeemed and you will receive on the Contingent Coupon Payment Date immediately following the relevant Autocall Observation Date (the “Automatic Redemption Date”) a cash payment equal to $1,000 for each $1,000 principal amount of notes you hold (the “Automatic Redemption Amount”) and the contingent coupon payable on such Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. No further payments will be made with respect to the notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.
Autocall Event:	An Autocall Event will occur if, on any Autocall Observation Date, the Observation Level of each Underlying applicable to such Autocall Observation Date is greater than or equal to its Autocall Level.
Autocall Level:	For each Underlying, the Autocall Levels applicable to each Autocall Observation Date are set forth in the table below. The Autocall Observation Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Underlying	Ticker	Autocall Observation Date	Autocall Level
American Depositary Shares of BP p.l.c.	BP UN <Equity>	December 27, 2021	$27.32 (100% of Initial Level)
A ordinary shares of Royal Dutch Shell plc	RDSA NA <Equity>		€17.434 (100% of Initial Level)
Shares of TotalEnergies SE	TTE FP <Equity>		€40.255 (100% of Initial Level)
American Depositary Shares of BP p.l.c.	BP UN <Equity>	March 24, 2022	$25.95 (Approximately 95% of Initial Level)
A ordinary shares of Royal Dutch Shell plc	RDSA NA <Equity>		€16.562 (Approximately 95% of Initial Level)
Shares of TotalEnergies SE	TTE FP <Equity>		€38.242 (Approximately 95% of Initial Level)
American Depositary Shares of BP p.l.c.	BP UN <Equity>	June 24, 2022	$24.59 (Approximately 90% of Initial Level)
A ordinary shares of Royal Dutch Shell plc	RDSA NA <Equity>		€15.691 (Approximately 90% of Initial Level)
Shares of TotalEnergies SE	TTE FP <Equity>		€36.230 (Approximately 90% of Initial Level)
American Depositary Shares of BP p.l.c.	BP UN <Equity>	September 26, 2022	$23.22 (Approximately 85% of Initial Level)
A ordinary shares of Royal Dutch Shell plc	RDSA NA <Equity>		€14.819 (Approximately 85% of Initial Level)
Shares of TotalEnergies SE	TTE FP <Equity>		€34.217 (Approximately 85% of Initial Level)
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Initial Level:	For each Underlying, the closing level of such Underlying on the Strike Date, as set forth in the table above.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Strike Date:	June 24, 2021
Valuation Date:	December 27, 2022, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	December 30, 2022, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates” or if the Valuation Date is postponed for any reason. If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

Events of Default:

With respect to these notes, the first bullet of the first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

• a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP:	22552XNY5
Key Dates:	Each Observation Date, Autocall Observation Date and Contingent Coupon Payment Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Observation Dates	Autocall Observation Dates	Contingent Coupon Payment Dates
September 24, 2021		September 29, 2021
December 27, 2021	December 27, 2021	December 30, 2021
March 24, 2022	March 24, 2022	March 29, 2022
June 24, 2022	June 24, 2022	June 29, 2022
September 26, 2022	September 26, 2022	September 29, 2022
Valuation Date		Maturity Date

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I–A dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011953/dp130590_424b2-ps1a.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the notes described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

For purposes of any accompanying product supplement, an “Autocall Observation Date” is a “calculation date.”

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the notes and the owner of any beneficial interest in the notes, amend the notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Hypothetical Redemption Amounts and Total Payments on the Notes

The table and examples below illustrate, for a $1,000 investment in the notes, hypothetical Redemption Amounts payable at maturity for a hypothetical range of Underlying Returns of the Lowest Performing Underlying and, in the case of the contingent coupon payment examples, contingent coupons over the term of the notes, which will depend on the number and timing of Coupon Barrier Events that have occurred over the term of the notes. The table and examples below assume that (i) if a Coupon Barrier Event does not occur on an Observation Date, a contingent coupon of $18.75 per $1,000 principal amount of notes will be paid on the immediately following Contingent Coupon Payment Date, (ii) the notes are not automatically redeemed prior to maturity, (iii) the Buffer Level for each Underlying is 75% of the Initial Level of such Underlying, (iv) the Buffer Amount is 25% and (vi) the Downside Leverage Factor is 133.33%. The actual contingent coupon amount, Buffer Levels, Buffer Amount and Downside Leverage Factor are set forth in “Key Terms” herein.

The hypothetical Redemption Amounts and contingent coupon examples set forth below are for illustrative purposes only. The actual Redemption Amounts and total contingent coupons applicable to a purchaser of the notes will depend on whether and when any Coupon Barrier Events have occurred over the term of the notes and whether and by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. It is not possible to predict when and how many Coupon Barrier Events will occur, if any, or whether and by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level.

Furthermore, it is not possible to predict whether an Autocall Event will occur. If an Autocall Event occurs, the notes will be automatically redeemed for a cash payment equal to the principal amount of the notes you hold, any contingent coupons payable and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons, and no further payments will be made in respect of the notes.

You will not participate in any appreciation in the Underlyings. You should consider carefully whether the notes are suitable to your investment goals. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

TABLE: Hypothetical Redemption Amounts

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (excluding contingent coupons, if any)
100%	0%	$1,000
90%	0%	$1,000
80%	0%	$1,000
70%	0%	$1,000
60%	0%	$1,000
50%	0%	$1,000
40%	0%	$1,000
30%	0%	$1,000
20%	0%	$1,000
10%	0%	$1,000
0%	0%	$1,000
−10%	0%	$1,000
−20%	0%	$1,000
−25%	0%	$1,000
−26%	−1.33%	$986.67
−30%	−6.67%	$933.33
−40%	−20%	$800
−50%	−33.33%	$666.67
−60%	−46.67%	$533.33
−70%	−60%	$400
−80%	−73.33%	$266.67
−90%	−86.67%	$133.33
−100%	−100%	$0

EXAMPLES:

The following examples illustrate how the contingent coupon payments are calculated.

Example 1: A Coupon Barrier Event occurs on every Observation Date.

Underlying	Observation Level on the first through final Observation Dates
Underlying A	Less than Coupon Barrier Level
Underlying B	Equal to or greater than Coupon Barrier Level
Underlying C	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event occurred on every Observation Date, no contingent coupon payments will be made on the notes.

Example 2: A Coupon Barrier Event does not occur on any Observation Date.

Underlying	Observation Level on the first through final Observation Dates
Underlying A	Equal to or greater than Coupon Barrier Level
Underlying B	Equal to or greater than Coupon Barrier Level
Underlying C	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event did not occur on any Observation Date, you will receive the contingent coupon of $18.75 with respect to each Observation Date on the respective Contingent Coupon Payment Date.

The total amount of the contingent coupons received in this example is $18.75 x 6 = $112.50.

Example 3: A Coupon Barrier Event occurs on the first, second and fourth through final Observation Dates.

Underlying	Observation Level on the first and second Observation Dates	Observation Level on the third Observation Date	Observation Level on the fourth through final Observation Dates
Underlying A	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level
Underlying B	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level
Underlying C	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event occurred on the first and second Observation Dates, no contingent coupons will be paid on the respective Contingent Coupon Payment Dates. However, because a Coupon Barrier Event did not occur on the third Observation Date, on the third Contingent Coupon Payment Date you will receive the contingent coupon of $18.75 with respect to the third Observation Date and the unpaid contingent coupons with respect to the first and second Observation Dates, for a total contingent coupon payment on the third Contingent Coupon Payment Date of $18.75 x 3 = $56.25.

Because a Coupon Barrier Event occurred with respect to the fourth through final Observation Dates, no contingent coupons will be paid with respect to those Observation Dates.

The total amount of the contingent coupons received in this example is $18.75 x 3 = $56.25.

Example 4: A Coupon Barrier Event occurs on the second and fourth through final Observation Dates.

Underlying	Observation Level on the first Observation Date	Observation Level on the second Observation Date	Observation Level on the third Observation Date	Observation Level on the fourth through final Observation Dates
Underlying A	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level
Underlying B	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level
Underlying C	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event did not occur on the first Observation Date, you will receive the contingent coupon of $18.75 with respect to that Observation Date on the related Contingent Coupon Payment Date.

Because a Coupon Barrier Event occurred on the second Observation Date, no contingent coupon will be paid on the related Contingent Coupon Payment Date. However, because a Coupon Barrier Event did not occur on the third Observation Date, on the third Contingent Coupon Payment Date you will receive the contingent coupon of $18.75 with respect to the third Observation Date and the unpaid contingent coupon with respect to the second Observation Date, for a total contingent coupon payment on the third Contingent Coupon Payment Date of $18.75 x 2 = $37.50.

Because a Coupon Barrier Event occurred on the fourth through final Observation Dates, no contingent coupons will be paid on the related Contingent Coupon Payment Dates.

The total amount of the contingent coupons received in this example is $18.75 x 3 = $56.25.

Example 5: A Coupon Barrier Event occurs on the first through fifth Observation Dates.

Underlying	Observation Level on the first through fifth Observation Dates	Observation Level on the final Observation Date
Underlying A	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level
Underlying B	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level
Underlying C	Equal to or greater than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event occurred on the first through fifth Observation Dates, no contingent coupons will be paid on the respective Contingent Coupon Payment Dates. However, because a Coupon Barrier Event did not occur on the final Observation Date, on the final Contingent Coupon Payment Date you will receive the contingent coupon of $18.75 with respect to the final Observation Date and the unpaid contingent coupons with respect to the first through fifth Observation Dates.

The total amount of the contingent coupons received in this example is $18.75 x 6 = $112.50.

As long as a Coupon Barrier Event does not occur on the final Observation Date, you will ultimately receive the maximum coupon amount for each $1,000 principal amount of the notes.

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The Final Level of the Lowest Performing Underlying is greater than its Initial Level.

Underlying	Final Level
Underlying A	110% of Initial Level
Underlying B	120% of Initial Level
Underlying C	105% of Initial Level

Because the Final Level of the Lowest Performing Underlying is greater than or equal to its Buffer Level, the Redemption Amount equals $1,000. Even though the Final Level of each Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying.

Example 2: The Final Level of the Lowest Performing Underlying is less than its Initial Level but greater than or equal to its Buffer Level.

Underlying	Final Level
Underlying A	90% of Initial Level
Underlying B	100% of Initial Level
Underlying C	110% of Initial Level

Because the Final Level of the Lowest Performing Underlying is greater than or equal to its Buffer Level, the Redemption Amount equals $1,000.

Example 3: The Lowest Performing Underlying decreases by 40% from its Initial Level to its Final Level.

Underlying	Final Level
Underlying A	60% of Initial Level
Underlying B	90% of Initial Level
Underlying C	100% of Initial Level

Because the Final Level of the Lowest Performing Underlying is less than its Buffer Level, the Underlying Return of the Lowest Performing Underlying will equal:

Underlying Return of the Lowest Performing Underlying	=	Downside Leverage Factor × ([(Final Level - Initial Level) / Initial Level] + Buffer Amount)
	=	133.33% × [−40% + 25%]
	=	133.33% × −15%
	=	−20%

The Redemption Amount will be calculated as follows:

Redemption Amount	=	$1,000 × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 × 0.80
	=	$800

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $800 per $1,000 principal amount of notes because the Final Level of the Lowest Performing Underlying is less than its Buffer Level, and you will be exposed on a leveraged basis to any depreciation in the level of the Lowest Performing Underlying from its Initial Level to its Final Level beyond its Buffer Level. In this scenario, you will lose 20% of the principal amount at maturity; therefore, the notes will provide an effective buffer (which is the difference between the negative performance of the Lowest Performing Underlying and the loss on the notes) of 20%.

Example 4: The Lowest Performing Underlying decreases by 70% from its Initial Level to its Final Level.

Underlying	Final Level

Underlying A	90% of Initial Level
Underlying B	70% of Initial Level
Underlying C	30% of Initial Level

Since the Final Level of the Lowest Performing Underlying is less than its Buffer Level, the Underlying Return of the Lowest Performing Underlying will equal:

Underlying Return of the Lowest Performing Underlying	=	Downside Leverage Factor × ([(Final Level - Initial Level) / Initial Level] + Buffer Amount)
	=	133.33% × [−70% + 25%]
	=	133.33% × −45%
	=	−60%

The Redemption Amount will be calculated as follows:

Redemption Amount	=	$1,000 × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 × 0.40
	=	$400

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $400 per $1,000 principal amount of notes because the Final Level of the Lowest Performing Underlying is less than its Buffer Level, and you will be exposed on a leveraged basis to any depreciation in the level of the Lowest Performing Underlying from its Initial Level to its Final Level beyond its Buffer Level. In this scenario, you will lose 60% of the principal amount at maturity; therefore, the notes will provide an effective buffer (which is the difference between the negative performance of the Lowest Performing Underlying and the loss on the notes) of 10%. A comparison of this example with the previous example illustrates the diminishing benefit of the effective buffer as the level of the Lowest Performing Underlying decreases.

Selected Risk Considerations

An investment in the notes involves significant risks. This section describes material risks relating to an investment in the notes. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Notes Generally

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — If the notes are not automatically redeemed prior to the Maturity Date, you may receive less at maturity than you originally invested in the notes, or you may receive nothing, excluding contingent coupons, if any. If the Final Level of any Underlying is less than its Buffer Level, you will be fully exposed to such negative performance on a leveraged basis, which will progressively offset the protection that the Buffer Amount would offer. In such case, the Underlying Return of the Lowest Performing Underlying will be calculated as follows: (i) the Downside Leverage Factor multiplied by (ii) the sum of (a) the percentage decline in the Lowest Performing Underlying from its Initial Level to its Final Level and (b) the Buffer Amount. Accordingly, the lower the Final Level of the Lowest Performing Underlying, the less benefit you will receive from the buffer. You could lose your entire investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE NOTES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the notes to be less at maturity than it is at the time you invest. An investment in the notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE NOTES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS CONTINGENT COUPONS, IF ANY — The notes will not pay more than the principal amount plus contingent coupons, if any, regardless of the performance of any Underlying. Even if the Final Level of each Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying. Therefore, the maximum amount payable with respect to the notes (excluding contingent coupons, if any) is $1,000 for each $1,000 principal amount of the notes. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs, even upon an Automatic Redemption.

•	THE NOTES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the notes do not provide for regular fixed interest payments. The number of contingent coupons you receive over the term of the notes, if any, will depend on the performance of the Underlyings during the term of the notes and when and how many Coupon Barrier Events occur. Contingent coupons should not be viewed as ordinary periodic interest payments. If a Coupon Barrier Event occurs on an Observation Date, you will not receive the contingent coupon for such Observation Date on the immediately following Contingent Coupon Payment Date. Accordingly, if a Coupon Barrier Event occurs on every Observation Date, you will not receive any contingent coupons during the term of the notes. However, any such unpaid contingent coupon will be paid on a later Contingent Coupon Payment Date if a Coupon Barrier Event has not occurred on the immediately preceding Observation Date. Thus, the notes are not a suitable investment for investors who require regular fixed income payments, since the number of contingent coupons are variable and may be zero.

Even if you receive the maximum amount payable with respect to the notes, it is possible that you may not receive any contingent coupons for an extended period during the term of the notes. For example, if a Coupon Barrier Event occurs on each Observation Date beginning early in the term of the notes until near the end of the term of the notes, you would not receive any contingent coupons for an extended period of time during the term of the notes. You will not be compensated for the time value of money, nor will we pay interest or any other amount, if we pay contingent coupons after the related Contingent Coupon Payment Date.

In addition, if rates generally increase over the term of the notes, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your notes both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupons over the term of the notes, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These notes are not short-term investments, so you should carefully consider these risks before investing.

•	Contingent coupons, if any, are paid on a periodic basis and are based solely on the closing levels of the UnderlyingS on the specified Observation Dates — Whether the contingent coupon will be paid with respect to an Observation Date will be based on the closing levels of the Underlyings on such date. As a result, you will not know whether you will receive the contingent coupon until near the end of the relevant period. Moreover, because the contingent coupon is based solely on the closing levels of the Underlyings on a specific Observation Date, if the closing level of an Underlying is less than its Coupon Barrier Level on an Observation Date, you will not receive any contingent coupon with respect to such Observation Date, even if the closing level of such Underlying was higher on other days during the relevant period. Therefore, even if you receive the maximum amount payable with respect to the notes, it is possible that you may not receive any contingent coupons for an extended period during the term of the notes.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that (i) the level of such Underlying could be less than its Coupon Barrier Level on any Observation Date or (ii) the Final Level of such Underlying could be less than its Buffer Level, indicating a higher expected risk of loss on the notes. This greater expected risk will generally be reflected in a higher contingent coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Coupon Barrier Levels or Buffer Levels) than for similar notes linked to the performance of an underlying with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher contingent coupon may indicate an increased risk of loss. Further, relatively lower Coupon Barrier Levels or Buffer Levels may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the notes have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the notes. The levels of the Underlyings for your notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	THE NOTES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK — The notes are subject to a potential Automatic Redemption, the likelihood of which will increase over the term of the notes because the Autocall Level for each Underlying is reduced at periodic intervals over the term of the notes. If the notes are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the notes.

•	AN AUTOMATIC REDEMPTION WOULD LIMIT YOUR OPPORTUNITY TO BE PAID CONTINGENT COUPONS OVER THE FULL TERM OF THE NOTES — The notes are subject to a potential Automatic Redemption. If an Autocall Event occurs, the notes will be automatically redeemed and you will receive a cash payment equal to the principal amount of the notes you hold and the contingent coupon payable on that Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons, and no further payments will be made with respect to the notes. In this case, you will lose the opportunity to continue to be paid contingent coupons from the date of Automatic Redemption to the scheduled Maturity Date. Additionally, because the Autocall Level for each Underlying is reduced at periodic intervals over the term of the notes, the probability that the notes will be automatically redeemed will increase the longer the notes remain outstanding.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Risks Relating to the Underlyings

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS — The notes are linked to the individual performance of each Underlying. As such, the notes will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the notes are linked increases the risk that the notes will perform poorly. By investing in the notes, you assume the risk that (i) the Final Level of at least one of the Underlyings will be less than its Buffer Level and (ii) a Coupon Barrier Event occurs with respect to at least one of the Underlyings on one or more Observation Dates, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the notes to perform poorly. However, if the Reference Share Issuers’ businesses tend to be related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the notes to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Reference Share Issuer and its business, you are also taking a risk relating to the relationship between each Reference Share Issuer and Underlying to others.

•	THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF THE BP ADSs AND THE RIGHTS OF HOLDERS OF THE ORDINARY SHARES OF BP P.L.C. — Because the notes are linked to the performance of the BP ADSs, each representing six ordinary shares of BP p.l.c. (which we refer to as “BP Underlying Stock”), you should be aware that your notes are linked to the levels of the BP ADSs and not the BP Underlying Stock. There are important differences between the rights of holders of the BP ADSs and holders of the BP Underlying Stock. Each BP p.l.c. ADS is a security evidenced by American Depositary Receipts that represents the BP Underlying Stock. The BP ADSs are issued under a deposit agreement which sets forth the rights and responsibilities of BP p.l.c. or, as applicable, the relevant ADS depositary and holders of the BP ADSs. The rights of holders of the BP ADSs may be different from the rights of holders of the BP Underlying Stock. Any such differences between the rights of holders of the BP ADSs and holders of the BP Underlying Stock may be significant and may materially and adversely affect the value of the notes. For example, BP p.l.c. may make distributions in respect of the BP Underlying Stock that are not passed on to the holders of the BP ADSs.

•	FOREIGN COMPANY RISK — The BP Underlying Stock, the A ordinary shares of Royal Dutch Shell plc and the shares of TotalEnergies SE are issued by foreign companies. Foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. Foreign companies may be subject to different political, market, economic, regulatory and other risks than those applicable to domestic companies, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the performance of the BP Underlying Stock, the A ordinary shares of Royal Dutch Shell plc and the shares of TotalEnergies SE and the value of the notes.

•	NO AFFILIATION WITH THE REFERENCE SHARE ISSUERS — We are not affiliated with the Reference Share Issuers. You should make your own investigation into the Underlyings and the Reference Share Issuers. In connection with the offering of the notes, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuers.

•	NO OWNERSHIP RIGHTS IN THE UNDERLYINGS — Your return on the notes will not reflect the return you would realize if you actually owned shares of the Underlyings. The return on your investment is not the same as the total return based on a purchase of shares of the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any ownership interest or rights in the Underlyings, such as voting rights or dividend payments. In addition, the issuer of the Underlyings will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Underlyings and therefore, the value of the notes.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the notes may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

•	GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYINGS AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE NOTES — Government regulatory action, including legislative acts and executive orders, could materially affect the Underlyings. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the notes.

Risks Relating to the Issuer

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the notes.

Risks Relating to Conflicts of Interest

•	HEDGING AND TRADING ACTIVITY — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the notes, including in the Underlyings or instruments related to the Underlyings. We, any dealer or our or their respective affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the notes. Further, hedging activities may adversely affect any payment on or the value of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuers, including extending loans to, or making equity investments in, the Reference Share Issuers or providing advisory services to the Reference Share Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuers and these reports may or may not recommend that investors buy or hold shares of the Underlyings. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — The payout on the notes can be replicated using a combination of the components described in “The estimated value of the notes on the Pricing Date may be less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the notes at issuance and the value of the notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the notes;

o	the dividend rate on the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the respective industries of the Reference Share Issuers;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the Reference Share Issuers or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	THE ESTIMATED VALUE OF THE NOTES ON THE PRICING DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your notes on the Pricing Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the notes and the cost of hedging our risks as issuer of the notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Pricing Date, we value the components of the notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE NOTES — The internal funding rate we use in structuring securities such as these notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Pricing Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the notes. We will also use our internal funding rate to determine the price of the notes if we post a bid to repurchase your notes in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the notes on the Pricing Date. The estimated value of the notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the notes in the secondary market (if any exists) at any time. The secondary market price of your notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your notes could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the notes and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Pricing Date, the secondary market price of your notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your notes may be lower than the price at which we may repurchase the notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the notes from you at a price that will exceed the then-current estimated value of the notes. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your notes to maturity.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below.

According to its publicly available filings with the SEC, BP p.l.c. is an oil and petrochemicals company that explores for and produces oil and natural gas, refines, markets, and supplies petroleum products, generates solar energy, and manufactures and markets chemicals. The BP ADSs, each representing six ordinary shares of BP p.l.c., are listed on the New York Stock Exchange. BP p.l.c.’s SEC file number is 001-06262 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Royal Dutch Shell plc is an oil and gas company that explores for, develops and produces crude oil, natural gas, oil products and chemicals. The A ordinary shares of Royal Dutch Shell plc are listed on Euronext Amsterdam. Royal Dutch Shell plc’s SEC file number is 001-32575 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, TotalEnergies SE is a broad energy company that produces and markets fuels, natural gas and electricity. The shares of TotalEnergies SE are listed on Euronext Paris. TotalEnergies SE’s SEC file number is 001-10888 and can be accessed through www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to the Underlyings or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Underlyings and the Reference Share Issuers from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing levels of each Underlying from January 4, 2016 through June 24, 2021. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the notes. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the notes. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information about the Underlyings, see “The Underlyings” herein.

The closing level of the BP ADSs on June 24, 2021 was $27.32.

The closing level of the A ordinary shares of Royal Dutch Shell plc on June 24, 2021 was €17.434.

The closing level of the shares of TotalEnergies SE on June 24, 2021 was €40.255.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the notes. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Pricing Date.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement) of a note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein. In particular, the notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the Pricing Date for the notes and it is possible that the notes will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of distributor accession confirmations with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive discounts and commissions from Credit Suisse or one of our affiliates that will not exceed $10 per $1,000 principal amount of notes and will forgo discounts and commissions for sales to fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the notes against payment for the notes on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Pricing Date, purchasers who wish to transact in the notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

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